Exhibit 21.1

Rubio’s Restaurants, Inc. and Subsidiaries
As of December 27, 2009

Name	Jurisdiction
Rubio’s Restaurants of Nevada, Inc.	Nevada
Rubio’s Incentives, LLC	Arizona